SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
☐	Confidential, For Use of the Securities and Exchange Commission Only (as permitted by Rule 14a-6(e)(2))

OneSource Information Services, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Filed by OneSource Information Services, Inc.
Pursuant to Rule 14a-12
Of the Securities Exchange Act of 1934

Subject Company: OneSource Information Services, Inc.
Commission File No.: 000-25849

Email to OneSource Employees from Interim
Chief Executive Officer dated February 18, 2004

OneSource Team:

I am pleased to announce that the OneSource Board of Directors has accepted an offer from ValueAct Capital to acquire OneSource.

As many of you know, ValueAct Capital, with approximately $1.1 billion under management, invests in a limited number of small-capitalization companies. The principals at ValueAct have demonstrated expertise in identifying companies they believe to be fundamentally undervalued, and then working with management and the company’s board to implement strategies that help each company to realize its full potential and to generate superior returns on invested capital. OneSource, as a private company and with the support of ValueAct, will be able to more effectively reach its goals and attain its operating objectives.

ValueAct will acquire through a merger all of the outstanding shares of common stock it does not own at a price of $8.40 per share in cash. This represents a premium of approximately 10.5% to yesterday’s closing price of $7.60 per share. Option vesting will be accelerated and all options will be cashed out at $8.40 per share. Additional details and instructions will be forthcoming.

As for next steps, here’s what you can expect:

•	Each member of the OneSource senior management staff will be holding team meetings today to answer questions;

•	Representatives of ValueAct will be meeting with the OneSource management team early next week;

•	The current OneSource operations are expected to continue as is and in their current locations

Stockholders are urged to read the proxy statement and any other relevant documents relating to the merger when they become available. The proxy statement should be read carefully before making a decision concerning the merger. OneSource’s stockholders will be able to obtain copies of these documents when they become available, along with other documents filed with the SEC, free of charge, through the web site maintained by the SEC at http://www.sec.gov.

OneSource and its directors and executive officers may be deemed to be participants in the solicitation of proxies from OneSource’s stockholders in favor of the adoption and approval of the merger agreement and approval of the transactions contemplated thereby, including the merger. Investors and stockholders may obtain additional information regarding the interest of the participants from the proxy statement, which may be obtained as and when set forth above.

On behalf of the Board of Directors, I want to express our appreciation for your patience and efforts over the past few months. While the process took several different directions, the final outcome is positive and puts OneSource in a strong position to become the innovative and growing company that we all want it to be.

Marty Kahn